IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

VERNON W. HILL, II, *et al.*, Plaintiffs, v. ANDREW B. COHEN, *et al.*, Defendants, and REPUBLIC FIRST BANCORP INC. Nominal Defendant.	:	Civ. No. 22-1924

ORDER

In warring for control of Republic First Bancorp Inc., its evenly split Board of Directors has largely ignored the interests of the institution and its shareholders. One faction has sought to exploit the sudden death of a Director, calling immediate and late-night meetings so that it might immediately take over the Bank, replace the Board Chair and the deceased Director, and install new management. It appears, however, that Republic First's By-laws and Articles of Incorporation do not allow these actions. Moreover, each Faction has publicly accused the other of self-dealing, fraud, and gross mismanagement. It is apparent that absent the appointment of a Custodian, these chaotic and destructive circumstances will continue. To protect the shareholders and the institution itself, I will appoint a Custodian to assume control of Republic First, implement a Special Shareholder Board Election, and return control of Republic First to the full Board.

I. HISTORY

Harry Madonna founded Republic Bank in 1987 and served as its Board Chair from 1988 to 2016. (Compl. ¶ 20, Doc. No. 1; Doc. No. 10 at 9.) Republic First Bancorp Inc. (a publicly

traded entity) is the sole shareholder of Republic Bank. (Doc. No. 10 at 9.) In 2008, Mr. Madonna and the Republic First Board hired Vernon Hill as a strategic consultant. (Compl. ¶ 36, Doc. No. 10 at 14.) Mr. Hill devised an expansion strategy called "The Power of Red is Back," which the Board approved. (Compl. ¶ 39; Doc. No. 10 at 14.) In 2016, Mr. Madonna stepped down as Board Chair and Mr. Hill assumed the positions of Board Chair and CEO. (Compl. ¶ 40; Doc. No. 10 at 15.) Since then, this relationship has soured.

In October 2021, Driver Opportunity Partners I, LP, which owns approximately 1.21% of Republic First's common stock, sent a letter to the Republic First Board expressing its dissatisfaction with Mr. Hill's performance. (Compl. ¶ 55; Doc. No. 10 at 17.) A month later, Driver announced that it would nominate three candidates to the Board to be considered for election at the 2022 Annual Shareholders' Meeting. (Compl. ¶ 57; Doc. No. 10 at 17–18.) Driver began to solicit proxy votes. (Doc. No. 10 at 3.) A group of shareholders led by George Norcross (and comprising approximately 9.6% of Republic First's common stock) signaled their support. (Compl. ¶ 67; Doc. No. 10 at 18.) Mr. Hill and two of his allies on the Republic First Board, Barry Spevak and Theodore Flocco, were up for reelection at the 2022 Annual Shareholders' Meeting. (Doc. No. 10 at 18.)

On March 4, 2022, Mr. Madonna and his Board allies, Andrew Cohen, Lisa Jacobs, and Harris Wildstein (the "Madonna Faction" or "Madonna"), issued a press release, calling themselves "Concerned Directors." (Compl. ¶¶ 72–73; Doc. No. 10 at 24–25.) They alleged that Mr. Hill and his allies Mr. Spevak, Mr. Flocco, and Brian Tierney (the "Hill Faction" or "Hill") had taken advantage of a deadlocked Board, and were acting in their own self-interest, seeking to entrench themselves before the 2022 Shareholders' Board Election. (Id.)

Four days later, on March 8, the Norcross Shareholders filed a state court suit against

Republic First based on accusations made in the Madonna Faction's March 4 press release. (Compl. ¶ 86; Doc. No. 10 at 25.) In light of the serious allegations of dishonesty and mismanagement made by Norcross, Republic First's independent auditor, Crowe LLP, refused to issue Republic First's 2021 audited financial statements until WilmerHale completed its investigation of the allegations. (Compl. ¶ 98; Doc. No. 27–28.) Because of that ongoing investigation and because Crowe would not issue the financial statements, on April 1, Republic First filed a Form 8-K with the SEC, announcing that its Annual Report would be delayed and that it expected the Annual Shareholders' Meeting, then scheduled for May 10, 2022, would be as well. (Compl. ¶ 101–02; Doc. No. 10 at 28.)

On May 2, Driver filed a Complaint and Motion for Temporary Restraining Order and Preliminary Injunction in this Court. (Docket No. 22-cv-1694, Doc. Nos. 1, 3.) Driver alleged that the Hill Faction had taken *ultra vires* actions, including postponing the Annual Shareholders' Meeting without Board approval, and that Mr. Hill was taking further steps to entrench himself as Board Chair and CEO. (Id.) Driver sought an injunction requiring the Republic First Board to hold the Annual Shareholders' Meeting no later than June 29, 2022. (Docket No. 22-cv-1694, Doc. No. 3.) I denied injunctive relief, finding that Driver sought to take improper advantage of Republic First's deadlocked Board, that Driver had failed to sue necessary parties, and that requiring an Annual Shareholders' Meeting to take place before Republic First could provide shareholders with the audited financial statements would violate federal law. (Docket No. 22-cv-1694, Doc. No. 23.)

On May 10, Director Flocco passed away. (Compl. ¶ 140.) On May 12, Mr. Madonna called a Special Board Meeting, which the Hill Faction refused to attend. At the Meeting, the Madonna Faction removed Mr. Hill as Chair of the Board, appointed Mr. Madonna Interim Chair

and Ms. Jacobs Corporate Secretary, "removed certain executives from their positions with the Bank," and authorized Mr. Madonna to approve external communications on behalf of Republic First in "emergency situations." (Compl. ¶ 142; Doc. No. 10 at 31.) On May 13, the Madonna Faction filed a Form 8-K announcing these changes. (Id. ¶ 143; Doc. No. 10 at 31.) As I discuss below, the Hill Faction contends that Madonna acted without a quorum as required by the Republic First By-laws. (Compl. ¶ 146.) Mr. Madonna then called two additional Special Board Meetings, one for Tuesday, May 17 at 9:30 p.m. and one for Wednesday, May 18 at 1:00 p.m. (Compl. ¶ 147.)

On May 17, the Hill Faction, now in the minority with three Board members, filed the instant Complaint (including federal securities and related state law claims) and a Motion for an Emergency Temporary Restraining Order and Preliminary Injunction. (Doc. Nos. 1, 2.) That evening, I held a hearing on Hill's Motion. Counsel for the Madonna Faction urged that its actions were permissible because it now controlled a majority of the Board. (Emergency Hrg. Tr. 4:5–19, May 17, 2022, Doc. No. 7.) Yet, Madonna's counsel did not explain the need for the immediate and late-night meetings. (See generally Emergency Hrg. Tr.) Counsel also stated that at the Special Meeting set for 9:30 that night, the Madonna Faction intended to fill the Flocco vacancy by appointment pursuant to By-laws Article II, § 7. (Id. at 5:17–21.) As I discuss below, however, such action would likely be *ultra vires*. During the hearing, I indicated that I was denying immediate injunctive relief, but that I was considering appointing a Custodian (as Plaintiffs had requested in their Complaint) if the Parties continued their battle to the detriment of the institution and its shareholders. (Emergency Hrg. Tr. 21:16–25, 24:3–15; see also Doc. No. 9.)

At my urging, after the hearing, the Parties negotiated and agreed to maintain the *status*

quo for one week, and I signed an Order to that effect. (Doc. No. 6.) I then ordered the Madonna Faction to respond to Plaintiffs' request for the appointment of a Custodian. (Doc. No. 9.) Madonna responded on May 23; Hill replied on May 24. (Doc. Nos. 10, 13.)

All Parties and Factions have traded poisonous accusations. The Hill Faction has accused the Madonna Faction of mismanagement and seeking to sell Republic First for personal gain to the detriment of the shareholders. (Compl. ¶¶ 4, 33–42.) Hill also alleges that the Madonna Faction's March 4 press release contained materially false and misleading information. (Id. ¶¶ 67–85.) Hill charges that by repeating Madonna's accusations, the Norcross Shareholders and Driver are working in concert with the Madonna Faction. (Compl. ¶¶ 117–19.) Madonna, in turn, has accused Hill of self-dealing by circumventing the deadlocked Board to approve a renegotiated and highly lucrative contract with the architectural design firm owned by Mr. Hill's wife, by continuing with Bank branch expansions without Board approval, and by taking poison-pill-type steps to entrench Hill's leadership. (Doc. No. 10 at 21–23.)

Driver had similarly accused Hill of *ultra vires* actions: entrenching itself and delaying the Annual Shareholders' Meeting, thus disenfranchising shareholders. (Docket No. 22-cv-1694, Doc. Nos. 1, 3.) The Hill Faction, in turn, accused Driver of violating Pennsylvania and federal law and disregarding the resulting harm to fellow shareholders and the institution. (Docket No. 22-cv-1694, Doc. No. 18.)

It thus appears that the Madonna Faction, aided by Norcross and Driver, seeks to wrest control of Republic First from the Hill Faction, which in turn is seeking to buttress its position and control.

II. LEGAL STANDARDS

Under Pennsylvania law, I may appoint a custodian for a business corporation upon application of any shareholder:

> when it is made to appear that … the conditions specified in [15 Pa. C.S. §] 1981(a)(1), (2), or (3) (relating to proceedings upon application of shareholder or director), other than that it is beneficial to the interests of the shareholders that the corporation be wound up and dissolved, exist with respect to the corporation.

15 Pa. C.S. § 1767(a)(3).

Section 1981(a) contemplates that a custodian may be appointed: when the directors act (1) illegally, oppressively, or fraudulently; (2) when "[t]he corporate assets are being misapplied or wasted;" or (3) when "the directors are deadlocked in the direction of the management of the business and affairs of the corporation and the shareholders are unable to break the deadlock and that irreparable injury to the corporation is being suffered or is threatened by reason thereof." 15 Pa. C.S. § 1981(a).

Corporate management is obligated to act in a manner that benefits shareholders. See Enterra Corp. v. SGS Associates, 600 F.Supp. 678, 686 (E.D. Pa. 1985) (collecting cases holding that under Pennsylvania law, corporate directors must act in the best interests of the shareholders); see also 15 Pa. C.S. § 1712(a) ("A director of a business corporation … shall perform his duties as a director … in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care … as a person of ordinary prudence would use under similar circumstances.").

III. DISCUSSION

At this early stage of the litigation, it appears all five criteria set out in § 1981(a) may be present.

A. Illegal Conduct

Pennsylvania law requires directors to act in accordance with the corporation's by-laws. See 15 Pa. C.S. § 1505. Unfortunately, it appears that the Madonna Faction violated Republic First's By-laws and Articles of Incorporation following Mr. Flocco's death.

Quorum

Because Madonna apparently convened the May 12 Special Board Meeting without a quorum, the actions taken at the Meeting violated Republic First's By-laws. Article II, § 15 of the By-laws defines a quorum as "[a] majority of the members or the entire Board of Directors." Hill urges that "or" is a scrivener's error and should read "of." (Doc. No. 2 at 45 n.6.) Madonna urges that I should interpret § 15 as written. (Doc. No. 10 at 38–40.) Madonna's reading would render the definition unintelligible. I thus agree with Hill, and will read "or" as "of." See TRW Inc. v. Andrews, 534 U.S. 19, 31 (2001) ("It is a cardinal principle of statutory construction that a statute ought, upon the whole, to be so construed that, if it can be prevented, no clause, sentence, or word shall be superfluous, void, or insignificant.") (internal quotations omitted).

It thus appears that § 15 defines "quorum" as "a majority *of* members of the entire board of directors." By contrast, Pennsylvania statutory law provides: "[u]nless otherwise provided in the bylaws, a majority of the directors in office of a business corporation shall be necessary to constitute a quorum for the transaction of business." 15 Pa. C.S. § 1727(a). Plainly, Republic First's By-laws reflect "a clear legislative intent to abrogate" the Pennsylvania default rule. See Stoltz v. McConnon, 373 A.2d 1096, 1100 (Pa. 1977). Accordingly, the phrase "of the entire board" requires that a quorum be made up of a majority of all Board seats—here, five. See Id.; Schiepe v. Orlando, 739 A.2d 475, 477 (Pa. 1999).

Because the Madonna Faction held the May 12 Special Board Meeting with only four Board members present, it likely lacked a quorum. Madonna thus may well have violated

Republic First's By-laws and so acted in violation of Pennsylvania law. 15 Pa. C.S. § 1505 (shareholders, directors, and officers of a corporation are bound by its by-laws).

Moreover, it appears that until this deadlock, Board members were elected by a majority of shareholders. See Articles of Incorporation, Title VII. Indeed, Driver recognized this practice and solicited proxies before the Board Election at the 2022 Annual Shareholders' Meeting. (Compl. § 57; Doc. No. 10 at 18; Docket No. 22-cv-1964. Doc. Nos. 1, 3.) Madonna's attempts to appoint a new Board member and to create a quorum in its favor (which Madonna insists it already has) thus appears to be *ultra vires*.

Vacancies

Section 7 begins as follows:

> Any vacancies in the Board of Directors, whether arising from death, resignation, removal or any other cause except an increase in the number of directors, shall be filled by a vote of the majority of the Board of Directors then in office even though that majority is less than a quorum. A majority of the entire Board may fill a vacancy that results from an increase in the number of directors.

By-laws, Art. II, § 7. The seeming clarity of these sentences is obscured, however, by the next two sentences:

> In the event that at any time a vacancy exists in any office of a director that may not be filled by the remaining directors, a special meeting of the shareholders shall be held as promptly as possible and in any event within sixty (60) days, for the purpose of filling the vacancy or vacancies. Any director elected or appointed to fill a vacancy shall hold office for the balance of the term then remaining and until a successor has been chosen and qualifies or until his earlier resignation or removal.

Section 7 thus provides that a Board majority may fill a vacancy, except when it may not. Madonna asks me to construe § 7's "may not be filled," as "cannot be filled," thus limiting the provision's applicability to be those instances when an evenly divided Board is unable to fill a vacancy by a majority vote. (Doc. No. 10 at 40–42.) "May" and "can" have quite distinct

meanings, however. See 3P1 Nichols Cyc. Legal Forms § 46:30. Moreover, Republic First's Articles of Incorporation seem to contemplate the filling of Directorships only by shareholder election. 15 Pa. C.S. § 1504(a) ("The bylaws may contain any provisions for managing the business and regulating the affairs of the corporation not inconsistent with law or the articles."); see Articles of Incorporation Title VII.

In sum, it appears that the Madonna Faction has acted, and intends to act, in violation of Republic First's By-laws and Articles of Incorporation.

B. Oppressive Conduct

Once again, just two days after Mr. Flocco's death, Mr. Madonna called a "Special Meeting" of the Board over the Hill Faction's objections. (Compl. ¶ 32–33.) At that Special Meeting, and arguably without a quorum, the Madonna Faction removed Mr. Hill as Board Chair, named Mr. Madonna interim Chair and Ms. Jacobs Corporate Secretary. (May 13, 2022 Press Release, Ex. O, Doc. No. 10-1.) The Madonna Faction also apparently fired certain Bank executives and authorized Mr. Madonna "to approve external communications issued on behalf of [Republic First] unilaterally in undefined emergency situations." (Compl. ¶ 33.) The Madonna Faction then called two additional Special Board Meetings, one of them scheduled for 9:30 p.m. on May 17 and the afternoon of May 18. (See Compl. ¶ 147.) When I asked Madonna's lawyers why it was necessary for Madonna to act in such haste, they did not answer. (Emergency Hrg. Tr. 11:22–12:10.) When I suggested that Madonna wished to take immediate advantage of its quite possibly temporary Board majority, counsel again did not respond. (Id. at 17:24–19:10.)

Pennsylvania courts have defined oppression as the "unjust or cruel exercise of authority or power." Ford v. Ford, 878 A.2d 894, 900 (Pa. Super. Ct. 2005) (internal quotations omitted);

see also Lustig v. Seffer, Nos. 2366EDA 2012 and 110 EDA 2013, 2013 WL 11250861, at *4 (Pa. Super. Ct. 2013) (In the closely-held corporation context, "[o]ppressive conduct is measured in light of the effect on a minority shareholder's reasonable expectations. Those expectations may include things such as their employment in the corporation, a role in management, or a share of the profits of the enterprise.")

It appears that the Madonna Faction seeks to wrest immediate control of Republic First by abruptly firing executives and changing management at the very highest levels. As I have discussed, however, the By-laws and Articles of Incorporation likely do not allow these actions, which are thus *ultra vires* or unjust. This is oppressive conduct.

C. Fraudulent Conduct

The accusations made by the Hill Faction as well as the Madonna Faction and its seeming allies Norcross and Driver suggest widespread self-dealing and dishonesty among the Directors. Most disturbing are: Hill's accusation that the Madonna Faction seeks to take control so that it may sell Republic First at a dishonestly low price; and Madonna's accusation that the Hill Faction seeks to retain control by guaranteeing its members confiscatory level compensation if the Hill Faction loses control. (Compl. ¶ 1; Doc. No. 10 at 50.)

I do not know at this early stage if either accusation is true. The accusations themselves obviously harm Republic First and its shareholders, however. The appointment of a Custodian will provide reassurance to shareholders and the trading public that fraudulent conduct will not occur.

D. Corporate Assets

The unseemly efforts by both Madonna and Hill to hijack Republic First can only injure

both public confidence in the institution and the institution itself. Although I cannot at this early stage quantify the harm the infighting has caused and will continue to cause, that harm is certainly quite significant and can do the institution's assets no good.

E. Board Deadlock

Finally, as I have discussed, the By-laws and Articles of Incorporation do not allow the remaining Directors to take any significant action absent a five-member quorum. In these circumstances, the law allows the appointment of a custodian. 15 Pa. C.S. §§ 1767(a)(3), 1981(a)(3). The directors are deadlocked. Moreover, the "shareholders are unable to break the deadlock" because, in the absence of a quorum, a Special Shareholder Election to fill the Flocco vacancy cannot be ordered. Finally, as I have discussed, "irreparable injury to the corporation is being suffered or is threatened by reason thereof."

In these circumstances, the Board's deadlock—and the resulting inability to manage Republic First in the shareholders' best interests—can be broken only by the appointment of a Custodian.

IV. CUSTODIAN'S ROLE

Republic First's By-laws provide that by July 10, 2022, there must be a Special Election by the shareholders to fill the Flocco vacancy. By-laws, Art. II, § 7. The appointment of a Custodian will ensure that this Election will take place. Whether the Custodian may vote as a ninth Director to break any deadlock that follows the election, or whether the Board should be expanded to nine members (to mirror the Bank's Board) is something the Custodian and the Parties should consider as well as any other lawful measures that will restore order to Republic First.

V. CONCLUSION

At my urging, after the May 17 hearing, the Parties consented to a week-long "standstill" agreement that I hoped would allow a "cool down" during which the Hill and Madonna Factions could stop their infighting and return a semblance of reason to Republic First. Unfortunately, both Factions' filings confirm that they intend to continue their destructive conduct. These circumstances compel the appointment of a Custodian.

In sum, there are ample grounds warranting the appointment of a Custodian to oversee a special election of the Board.

* * *

AND NOW, this 26th day of May, 2022, upon consideration of the Complaint, Plaintiffs' Motion for an Temporary Restraining Order and Preliminary Injunction, Defendants' Memorandum of Law in Opposition to Plaintiffs' Application for Appointment of a Custodian, Plaintiffs' Supplemental Memorandum of Law in Further Support of Plaintiffs' Motion for Temporary Restraining Order and Preliminary Injunction, the May 17, 2022 hearing, and all related filings (Doc. Nos. 1–2, 7, 10, 14), it is hereby **ORDERED** that the Court will appoint a Custodian to take control of Republic First. The particulars of that appointment will be set out by Order of the Court.

AND IT IS SO ORDERED.

/s/ Paul S. Diamond
Paul S. Diamond, J.